UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2007

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 16, 2007, World Fuel Services Corporation (the “Company”) announced the appointment of Ira M. Birns as Executive Vice President and Chief Financial Officer of the Company. Mr. Francis X. Shea, who was previously serving as Interim Chief Financial Officer, will remain as Executive Vice President and Chief Risk and Administrative Officer. A copy of the press release announcing Mr. Birns’ appointment is attached hereto as Exhibit 99.1.

Pursuant to Mr. Birns’ offer letter, he will receive an annual base salary of $425,000, and will be eligible for a bonus for 2007 of up to $250,000 based on the Company’s achievement in 2007 of certain levels of growth in our net income as compared with our 2006 net income. Mr. Birns’ 2007 bonus will be prorated for the number of days worked in 2007, and may be adjusted upward or downward by the Company, in its discretion, by an amount of up to 20% based on Mr. Birns’ individual performance; provided that Mr. Birns will receive a minimum guaranteed bonus for 2007 of $100,000.

Mr. Birns will also be granted the following equity awards on the first day of his employment:

•	6,000 shares of restricted stock, 1/3 of which will vest each year during the three year period following the date of grant;

•	7,500 stock-settled stock appreciation rights, the entire amount of which will cliff vest on the third anniversary of the date of grant; and

•

10,000 performance restricted shares, up to 20% of which may be earned (if at all) during each of the five calendar years during the performance period from January 1, 2007 through December 31, 2011, based on the Company’s achievement of certain levels of growth in net income for that year. Any shares earned during the first four years of the performance period will vest upon certification of the Company’s 2010 financial results, and any shares earned during the fifth year of the performance period will vest upon certification of the Company’s 2011 financial results.

Mr. Birns will also be eligible to participate in all benefits offered by the Company to its employees, including medical and dental insurance, short-term and long-term disability, flexible spending account, life insurance and the Company’s 401(k) profit sharing plan. The Company will for pay the entire cost of medical insurance for Mr. Birns and his immediate family.

The Company will also reimburse Mr. Birns for all reasonable and customary moving expenses relating to his relocation from New York to Miami. Any reimbursed relocation expenses which are not deductible by Mr. Birns for income tax purposes will be grossed up by the Company. In the event Mr. Birns terminates his employment voluntarily during the first year of his employment, he is required to reimburse the Company for all relocation expenses reimbursed by the Company.

The Company will also enter into an Executive Severance Agreement with Mr. Birns pursuant to which Mr. Birns will be entitled to receive certain payments and benefits upon the termination of his employment under certain scenarios as follows:

•

In the event Mr. Birns’ employment is terminated by the Company for cause or by Mr. Birns without good reason: payment of an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination.

•

In the event Mr. Birns’ employment is terminated due to his death or disability: (i) payment of an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination, (ii) payment of any unpaid bonus for the year prior to the year of termination, payable on the same date that bonuses are paid to the Company’s other senior executive officers; and (iii) payment of a prorated bonus for the calendar year in which his employment is terminated; provided that no prorated bonus will be paid if the termination date occurs before payment of the bonus for the prior calendar year.

•

In the event Mr. Birns’ employment is terminated by the Company without cause or by Mr. Birns with good reason: (i) payment of an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination, (ii) payment of any unpaid bonus for the year prior to the year of termination, payable on the same date that bonuses are paid to the Company’s other senior executive officers, (iii) payment of a prorated bonus for the calendar year in which his employment is terminated, provided that no prorated bonus will be paid if the termination date occurs before payment of the bonus for the prior calendar year, (iv) continuation of health insurance coverage in effect as of the termination date for Mr. Birns and his immediate family for a period of up to 18 months (such coverage will terminate earlier if Mr. Birns becomes eligible for health insurance coverage through another employer), and (v) a severance payment in an amount equal to two times Mr. Birns’ base salary as of the termination date, payable in regular payroll installments over the 24 month period following termination.

The Executive Severance Agreement prohibits Mr. Birns from competing with the Company for a period of two years following the termination of his employment for any reason. If Mr. Birns were to violate these non-competition restrictions, the Company would have the right to discontinue the post-termination payments and benefits provided for in the Executive Severance Agreement, with the exception of salary and benefits accrued through the date of termination.

The foregoing description of the terms of Mr. Birns’ employment with the Company is qualified in its entirety by reference to Mr. Birns’ offer letter, a copy of which is attached hereto as Exhibit 10.1, and the Executive Severance Agreement, a copy of which is attached hereto as Exhibit 10.2.

From August 2004 to March 2007, Mr. Birns served as Vice-President and Treasurer and Vice President of Investor Relations for Arrow Electronics, Inc. (NYSE: ARW), a major global provider to industrial and commercial users of electronic components and computer products. From May 2003 until August 2004, Mr. Birns served as Vice President and Treasurer of Arrow Electronics, Inc, and prior thereto and from 1996, served as Treasurer. He served as Assistant Treasurer of Arrow Electronics, Inc. from 1989-1996. Mr. Birns is a Certified Public Accountant, as well as a Certified Treasury Professional, and is a Board Member and former Vice Chairman of the Association for Finance Professionals. Mr. Birns is 44 years old.

There is no arrangement or understanding between Mr. Birns and any other person pursuant to which Mr. Birns was appointed an officer of the Company that would require disclosure under item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Birns and any other person that would require disclosure under item 401(d) of Regulation S-K. Mr. Birns is also not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Employment Offer Letter from World Fuel Services Corporation to Ira M. Birns

10.2	Executive Severance Agreement between World Fuel Services Corporation and Ira M. Birns

99.1	Press Release dated April 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 16, 2007	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
General Counsel and Corporate Secretary